Exhibit 10.1

LETTER AGREEMENT

THIS LETTER AGREEMENT (the “Letter Agreement”) is entered into this 11th day of November, 2005, by Novoste Corporation, a Florida corporation (hereinafter referred to as the “Company”) and Alfred J. Novak, a Florida resident, (hereinafter referred to as the “Executive”). The Company and the Executive are hereinafter referred to, collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties have entered into an Amended and Restated Termination Agreement dated May 30, 2003, as amended on May 18, 2005 (the agreement, as amended, is hereinafter referred to as the “Termination Agreement”), pursuant to which the Executive is entitled to receive certain payments upon a termination of his employment without Cause or for Good Reason (each as defined in the Termination Agreement) following a Change in Control (as defined in the Termination Agreement); and

WHEREAS, the Parties have also entered into an employment agreement dated October 8, 2002 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive have mutually agreed to enter into this Letter Agreement, which shall supersede the Employment Agreement and the Termination Agreement in their entirety, except as hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Termination of Employment: The Executive shall continue to be employed by the Company through March 31, 2006, at which point his employment, together with all accompanying benefits of employment, shall be deemed terminated. Notwithstanding the foregoing, the Executive agrees to extend his employment until April 30, 2006 at the request of the Company if the Company’s Annual Report on Form 10-K with respect to the year ending December 31, 2005 has not been filed with the Securities and Exchange Commission (“SEC”) by March 31, 2006, a Quarterly Report on Form 10-Q with respect to the quarter ending March 31, 2006 is required to be filed with the SEC or the Company otherwise determines that there are matters requiring the attention of the Executive. The date on which the Executive’s employment with the Company terminates in accordance with this Section 1 is referred to herein as the “Termination Date.” The Executive shall be entitled to his base salary at the rate in effect as of the date of this Letter Agreement through the Termination Date. The Executive shall perform no further services for, and shall have no authority to act on behalf of, the Company after the Termination Date. In his capacity as Chief Executive Officer of the Company, the Executive will report directly to the Company’s Board of Directors and perform such duties and responsibilities as are from time to time directed by the Board of Directors consistent with the Executive’s position as Chief Executive Officer and the Company’s needs. Such duties and responsibilities may be performed at locations other than the Company’s offices in Norcross, Georgia as reasonably determined by the Company and the Executive. Nothing in this Letter Agreement shall preclude the Executive from interviewing for employment, as long as such activity does not substantially interfere with his performance of duties as Chief Executive Officer. In addition, nothing in this Letter Agreement shall preclude the Executive from continuing the affiliations and associations set forth in Paragraph 5 of the Conflict of Interest Agreement (as defined in the Employment Agreement) and any similar professional affiliations, or any civic, charitable or other non-professional activities that do not significantly interfere with his performance of services to the Company.

2. Certain Payments: Subject to the Executive’s acceptance and compliance with all of the terms and conditions set forth in this Letter Agreement, the Company shall pay to the Executive the following payments:

(i) a first payment (the “First Payment) in the amount of $579,200, payable in a lump sum by the Company upon the Executive’s execution of this Letter Agreement, less applicable deductions, including, without limitation, federal and state withholding;

(ii) a second payment (the “Second Payment”) in the amount of $142,300, less applicable deductions, including, without limitation, federal and state withholding, to be paid on January 2, 2006. Notwithstanding the foregoing, if the composition of the Company’s Board of Directors changes such that the number of directors on the Board of Directors who are directors of the Board of Directors as of the date of this Letter Agreement is less than the number of directors on the Board of Directors who are not directors of the Board of Directors as of the date of this Letter Agreement, the Executive shall be entitled to immediate payment of the Second Payment (to the extent such payment has not previously been made);

(iii) a third payment (the “Third Payment”) in the amount of $27,375 to be paid on January 31, 2006, a fourth payment (the “Fourth Payment”) in the amount of $27,375 to be paid on February 28, 2006 and a fifth payment (the “Fifth Payment”, and together with the Third Payment and the Fourth Payment, the “2006 Payments”) in the amount of $27,375 to be paid on March 31, 2006, in each case less applicable deductions, including without limitation, federal and state withholding; provided, that, the Executive shall not receive the 2006 Payments (to the extent any of the 2006 Payments have not previously been made) if the Executive voluntarily terminates employment with the Company without Good Reason (as defined in Section 2(v)) prior to March 31, 2006. Notwithstanding the foregoing, if the composition of the Company’s Board of Directors changes such that the number of directors on the Board of Directors who are directors of the Board of Directors as of the date of this Letter Agreement is less than the number of directors on the Board of Directors who are not directors of the Board of Directors as of the date of this Letter Agreement, the Executive shall be entitled to immediate payment of the 2006 Payments (to the extent any of such payments have not previously been made); provided, that, if the Executive voluntarily terminates his employment with the Company without Good Reason (as defined in Section 2(v)) prior to March 31, 2006, the Executive shall repay to the Company a pro-rata portion of the 2006 Payments based on the number of days between the date the Executive terminates employment and March 31, 2006 and the total number of days between December 31, 2005 and March 31, 2006; and

(iv) a sixth payment (the “Sixth Payment”) in the amount of $18,250, less applicable deductions, including without limitation, federal and state withholding, to be paid on April 30, 2006; provided, that, the Executive shall not receive the Sixth Payment if the Company does not elect to extend the Executive’s employment beyond March 31, 2006 or if the Executive voluntarily terminates employment with the Company without Good Reason (as defined in Section 2(v)) prior to April 30, 2006.

(v) For the purpose of Sections 2(iii) and 2(iv), “Good Reason” means any one or more of the following events: (a) a material breach of or default under this Letter Agreement by the Company which is not cured by the Company within five business days after the Company’s receipt of prior written notice thereof from the Executive or (b) a material reduction in the Executive’s duties or a material interference with the exercise of the Executive’s authority by the Company’s Board of Directors (not arising from any disabling physical or mental disability the Executive may sustain) which would be inconsistent with the Executive’s position as Chief Executive Officer of the Company and the same shall not have been remedied by the Company’s Board of Directors within five business days after the Board of Director’s receipt of prior written notice thereof from the Executive.

3. Benefits: In addition to the foregoing payments to be made by the Company to the Executive, the Executive shall be entitled to the following:

(i) a one time lump sum payment of $30,522, less applicable deductions, including, without limitation, federal and state withholding, for health insurance benefits, to be paid on December 31, 2005.

(ii) the amounts representing the value of the Executive’s vested benefits under the Company’s 401(k) Plan, which shall be paid out in accordance with such Plan and the direction of the Executive.

(iii) continuation of the Executive’s travel and housing arrangement as set forth in Section 4(e) of his Employment Agreement through his Termination Date.

(iv) the amount of: (a) accrued but unused personal time and accrued but unused vacation time which the Parties confirm and agree totals four (4) weeks, and (b) unreimbursed business expenses of which the Executive is entitled to reimbursement under the Company’s policies, payable by the Company as soon as practicable after the Executive’s Termination Date, less applicable deductions, including, without limitation, federal and state withholding.

(v) an amount equal to a maximum $10,000, to be paid to the Executive as a reimbursement for reasonable legal fees incurred by the Executive in connection with the review of this Letter Agreement by his counsel; provided, that, the Executive submits appropriate documentation of such legal fees.

4. Certain Proceedings: (i) The Executive agrees to cooperate with the Company as a party or witness as reasonably requested by the Company or its counsel in connection with any pending or future litigation, arbitration, adversary proceeding or claim pertaining to events that occurred on or before the Termination Date in which the Company, its affiliates, directors, officers or employees, are involved or interested, including but not limited to giving interviews, reviewing documents, providing deposition or trial testimony and other related activities; provided, however, that the Executive shall not be required to engage in efforts that would interfere with his personal or business affairs. The Company will reimburse the Executive for out-of-pocket expenses incurred by the Executive in providing such cooperation.

(ii) In the event that this Letter Agreement shall become the subject of any litigation, arbitration, adversary proceeding or perfected legal claim that is not initiated by the Executive, Section 6 of this Letter Agreement shall be null and void with regard to the Executive’s release of claims under his Termination Agreement and Employment Agreement, and the Executive shall receive under the Termination Agreement or Employment Agreement, as applicable, such payments as he is entitled to receive thereunder; provided, that, (a) the First Payment, Second Payment, Third Payment, Fourth Payment, Fifth Payment and Sixth Payment shall each reduce any payments otherwise due to the Executive under the Termination Agreement or Employment Agreement, as applicable, and (b) in no event shall the Executive be entitled to severance payments under both the Employment Agreement and the Termination Agreement.

5. Resignations from Boards of Directors and Officerships: The Executive agrees, effective with the Termination Date, that he will resign from all of his positions as an officer of the Company and from all of his positions as a member of the board of directors and as an officer of any of the Company’s subsidiaries and/or affiliates and that the Executive shall execute all documentation reasonably requested by the Company to evidence such resignations; it being understood that the Executive shall not be required to resign his position as a member of the Board of Directors of the Company.

6. Release by the Executive: Except as otherwise expressly provided in Section 4(ii) of this Letter Agreement, the Executive hereby releases and forever discharges the Company from any and all causes of action, claims or demands, known or unknown, relating to any obligation or liability of the Company to the Executive under the Employment Agreement (other than the Executive’s travel and housing benefit in Section 4(e) of the Employment Agreement) or the Termination Agreement.

7. Complete Consideration: The Executive acknowledges and agrees that: (i) the above-described consideration is the total consideration which the Executive shall receive from the Company, (ii) he is not entitled to any additional payments or consideration of any kind whatsoever under any agreement with the Company or the Company’s policies or benefit plans (other than any rights to indemnification to which the Executive may be entitled, the Executive’s travel and housing benefit in Section 4(e) of the Employment Agreement and except as provided in Section 4(ii) of this Letter Agreement) and (iii) except as provided in Section 4(ii) of this Letter Agreement, this Letter Agreement supersedes in its entirety the Termination Agreement and supersedes the Employment Agreement with regard to all of its provisions, including, but not limited to, Sections 8(c) and 8(f) of the Employment Agreement relating to severance, other than: (a) the Executive’s travel and housing benefit under Section 4(e), and (b) the Executive’s obligations under the Company’s Confidentiality and Arbitration Agreement, Business Conduct Agreement, Conflict of Interest Agreement, Patent Agreement, and Unfair Competition Agreement.

8. Further Actions: Each of the Parties shall use such Party’s commercially reasonable efforts to take such actions as may be necessary or reasonably requested by the other Party hereto to carry out and consummate the transactions contemplated by this Letter Agreement.

9. Rabbi Trust: The Company confirms and agrees that the Rabbi Trust created by the Company on May 20, 2005, and subsequently amended on July 15, 2005 (the “Rabbi Trust”), shall not be terminated by the Company prior to July 15, 2006. The Parties agree and acknowledge that the payments made pursuant to this Letter Agreement are payments made under a “Plan” within the meaning of the Rabbi Trust.

10. Governing Law: This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to the conflict of law principles thereof. The Parties intend that the payments made pursuant to this Letter Agreement shall not be considered payments made pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

11. Severability: Should any provisions of this Letter Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Letter Agreement.

12. Entire Agreement: This Letter Agreement contains the complete understanding between the Company and the Executive, and no other promises or agreements shall be binding unless in writing and signed by such Parties.

13. Enforcement: The Executive shall be entitled to reimbursement for reasonable legal fees incurred by the Executive in taking action to collect amounts due under or otherwise to enforce this Letter Agreement; provided, that, the Executive submits appropriate documentation of such legal fees.

14. Counterparts: This Letter Agreement may be executed in counterparts, each of which shall be deemed to constitute an original and all of which taken together shall constitute one and the same instrument.

The Executive acknowledges that he has reviewed this Letter Agreement and the release contained in it with the advice and assistance of counsel or, if he has not sought or obtained the advice or assistance of counsel, hereby voluntarily, knowingly and freely waives his right to such advice and assistance. By signing below, the Company and the Executive acknowledge and agree that they have carefully read and understand the terms of this Letter Agreement, enter into this Letter Agreement knowingly, voluntarily and of their own free will, understand its terms and significance and intend to abide by its provisions without exception.

IN WITNESS WHEREOF, the Parties hereto have executed this Letter Agreement as of the date indicated opposite their respective names.

Date:
November 11, 2005	/s/ Alfred J. Novak
ALFRED J. NOVAK

NOVOSTE CORPORATION

Date:
November 11, 2005	By:	/s/ William E. Whitmer
	Name:	William E. Whitmer